Exhibit 15.2

ENFORCEMENT DECREE OF THE TELECOMMUNICATIONS BASIC LAW

Amended by Enforcement Decree No. 21835 of Nov. 20, 2009, effective Nov. 22, 2009.

CHAPTER I GENERAL PROVISIONS

Article 1 (Purpose)

The purpose of this Enforcement Decree is to provide matters delegated under the Telecommunications Basic Law (the “Act”) and matters necessary for its enforcement.

CHAPTER II Deleted. <by Enforcement Decree No. 21692 of Aug. 18, 2009>

Article 2, 3, 4, 5, 6, 7, 8, 9 and 10 Deleted. <by Enforcement Decree No. 21692 of Aug. 18, 2009>

CHAPTER III TELECOMMUNICATIONS FACILITIES AND EQUIPMENT

Article 11 (Report on Installation or Alternation of Telecommunications Facilities and Equipment)

Key communications business operators who wish to install or alter major telecommunications facilities and equipment under the text of Article 17(1) of the Act shall submit to the Korea Communications Commission a report on installation of, or alteration to, major telecommunications facilities and equipment (including an electronic report) with each of the following documentation (including electronic documentation) attached thereto:

1.	details of installation of, or alteration to, telecommunications facilities and equipment, including a communication network diagram; and

2.	security polices relating to telecommunications facilities and equipment.

Article 12 (Authorization to Install Telecommunications Facilities and Equipment)

(1)	Key communications business operators who wish to obtain an authorization to install telecommunications facilities and equipment for the first time in accordance with new telecommunications technology under the proviso of Article 17(1) of the Act shall submit to the Korea Communications Commission an application for authorization to install telecommunications facilities and equipment (including an electronic application) with each of the following documentation (including electronic documentation) attached thereto:

1.	a business proposal;

2.	security polices relating to telecommunications facilities and equipment;

3.	present technological trend of the subject telecommunications facilities and equipment, such as their standards in or outside Korea;

4.	present status of research and development relating to the subject telecommunications facilities and equipment in or outside Korea; and

5.	an accord (applicable only where installing or using telecommunications facilities and equipment jointly with other operators in or outside Korea).

(2)	Upon receipt of an application under paragraph (1), the Korea Communications Commission shall examine the distinctive technical qualities of the telecommunications facilities and equipment sought to be installed and notify the relevant applicant, within 15 days of the date of receipt of the application, whether the application has been approved.

Article 13 (Selection of Specialized Agency for Data Survey)

(1)	When, under Article 18(3) of the Act, the Korea Communications Commission intends to have a specialized agency in the field of telecommunications conduct data survey necessary for consultation among key communications business operators regarding joint installation of telecommunications facilities and equipment, it shall select an agency recognized as having specialty with regard to the relevant survey and being capable of ensuring impartiality and objectivity and have such agency conduct the data survey.

(2)	Upon selecting a specialized agency to conduct data survey under paragraph (1), the Korea Communications Commission shall inform the key communications business operator concerned thereof.

Article 14 (Investigation of Information related to Joint Installation of Telecommunications Facilities and Equipment)

Under Article 18(2) of the Act, the Korea Communications Commission may investigate each of the following information necessary for consultation among key communications business operators regarding joint installation of telecommunications facilities and equipment:

1.	a key communications business operator’s plans for installing telecommunications facilities and equipment concerning each of the following:

(a)	types and standards of the telecommunications facilities and equipment to be installed;

(b)	areas and sections for installation;

(c)	time of installation; and

(d)	technological conditions, etc.;

2.	telecommunications facilities and equipment capable of being jointly installed, and areas and sections suitable for joint installation of telecommunications facilities and equipment;

3.	plans for efficient joint installation of telecommunications facilities and equipment; and

4.	economical effect of joint installation of telecommunications facilities and equipment.

Article 15 (Recommendation to Jointly Install Telecommunications Facilities and Equipment)

(1)	In the event the Korea Communications Commission makes a recommendation, pursuant to Article 18(4) of the Act, for key communications business operators to jointly install telecommunications facilities and equipment, it shall specify the telecommunications facilities and equipment subject to joint installation, areas and sections for installation, time of installation, technological conditions, etc. in its recommendation.

(2)	A key communications business operator who wishes to jointly install telecommunications facilities and equipment under Article 18(4)1 of the Act shall submit documentation containing each of the following to the Korea Communications Commission:

1.	plans for jointly installing telecommunications facilities and equipment;

2.	economical effect of joint installation of telecommunications facilities and equipment; and

3.	reasons why consultations with the key communications business operator subject to joint installation of telecommunications facilities and equipment have not taken place, and solutions therefor.

(3)	A key communications business operator who receives a recommendation to jointly install telecommunications facilities and equipment from the Korea Communications Commission shall notify the Korea Communications Commission, within 21 days from the date of receipt of such recommendation, whether it can accept such recommendation and, in the event it cannot, the reasons therefor.

Article 16 (Report on Private Telecommunications Facilities and Equipment)

(1)	A person who intends to install private telecommunications facilities and equipment under Article 20 of the Act shall submit, not later than 21 days prior to the date installation work for such facilities and equipment commences, to the Korea Communications Commission a report on installation of private telecommunications facilities and equipment (including an electronic report), specifying each the following, with design drawings of the installation work for such facilities and equipment attached thereto:

1.	reporter;

2.	type of business;

3.	purpose of business;

4.	telecommunications method;

5.	installation place of facilities and equipment;

6.	outline of the facilities and equipment; and

7.	(expected) operation date of the facilities and equipment.

(2)	“Matters specified under the Enforcement Decree of the Act” in the latter part of Article 20(1) of the Act means matters set forth in subparagraphs 2-6 of paragraph (1).

(3)	In the event a person who filed a report on installation of private telecommunications facilities and equipment intends to alter the matters prescribed under paragraph (2), the person shall file with the Korea Communications Commission, not later than 21 days prior to the commencement date of the relevant alteration (or, where intending to alter any of the information set forth in subparagraphs 4-6 of paragraph (1), the commencement date of the relevant alteration work), a report (including an electronic report) on such alteration stating the details thereof, with design drawings of the installation work for such facilities and equipment, including a comparison of before and after the alteration, attached thereto.

(4)	Upon receipt of a report on installation of, or alternation to, private telecommunications facilities and equipment under paragraph (1) or (3), the Korea Communications Commission shall examine each of the following:

1.	whether the installation or alteration complies with the technical standards under Article 25(1) of the Act; and

2.	whether the private telecommunications facilities and equipment were installed by an individual to be used for her or his own telecommunications.

(5)	Upon verifying that a report on installation of, or alternation to, private telecommunications facilities and equipment satisfies the considerations set forth in each of the subparagraphs of paragraph (4), the Korea Communications Commission shall issue to the person who filed such report a certificate thereof.

Article 17 (Confirmation on Construction Work, etc. for Installation)

(1)	A person who files an installation or alteration report on private telecommunications facilities and equipment under Article 20(3) of the Act shall receive confirmation thereof from the Korea Communications Commission within 7 days after the construction work for the installation or alteration of such facilities and equipment is completed.

(2)	A person who intends to receive confirmation from the Korea Communications Commission under paragraph (1) shall submit thereto an application for confirmation of private telecommunications facilities and equipment (including an electronic application) with each of the following documentation (including electronic documentation) attached thereto:

1.	documentation demonstrating that the construction work was completed in compliance with the technical criteria under Article 25(1) of the Act;

2.	documentation demonstrating that the construction work was completed in compliance with the design drawings under Article 25(3) of the Act; and

3.	copies of licenses held by the operator.

(3)	In the event any of the following is discovered as a result of examination of the documentation under paragraph (2), the Korea Communications Commission may request supplementation thereto within a period reasonably fixed:

1.	where any of the attachments is incomplete; or

2.	where the contents of the application or attachments are unclear.

Article 18 (Exemption from Report on Installation of Private Telecommunications Facilities and Equipment)

Private telecommunications facilities and equipment that may be installed without a report under Article 20(4) of the Act are as follows:

1.	private telecommunications facilities and equipment for installing main and terminal equipment inside a building and on the site thereof;

2.	private telecommunications facilities and equipment for installing main and terminal equipment inside two or more buildings, or on the sites thereof, between which the shortest distance is 100 meters or less and which are possessed by one person (excluding buildings or sites separated by a road or river); or

3.	private telecommunications facilities and equipment installed for use, not exceeding 1 month, by the police in urgent situations.

Article 19 (Supply of Private Telecommunications Facilities and Equipment)

(1)	A person who has installed private telecommunications facilities and equipment may supply them to a key communications business operator if there are unused telecommunications facilities and equipment in excess of the capacity necessary for the person’s use of telecommunication among the private telecommunications facilities and equipment installed, where the key communications business operator asked to install such private telecommunications facilities and equipment under Article 21(2) of the Act.

(2)	The consideration for any supply of private telecommunications facilities and equipment to key communications business operators under paragraph (1) shall be determined in accordance with the criteria publicly notified by the Korea Communications Commission within the limit of the amount which adds the amount of investment and repair to the expenses required for the network and operation of the private telecommunications facilities and equipment concerned.

Article 20 (Criteria for Order to Suspend Use)

The criteria for issuing an order to suspend use under Article 23(2) of the Act are as provided in Table 2 attached hereto. <Amended by Enforcement Decree No. 21224 of Dec. 31, 2008>

Article 21 (Types of Offenses Subject to Imposition of Penalties and Amount of Penalties, etc.)

(1)	The types of offenses subject to imposition of penalties under Article 24 of the Act and the amount of such penalties shall be as provided in Table 3 attached hereto. <Amended by Enforcement Decree No. 21224 of Dec. 31, 2008>

(2)	In deciding the amount of penalties under paragraph (1), the Korea Communications Commission shall consider each of the following:

1.	substance and severity of the offense;

2.	period and frequency of the offense; and

3.	scale of any profits acquired through the offense.

Article 22 (Imposition and Payment of Penalties)

(1)	The Korea Communications Commission shall, where it intends to impose a penalty pursuant to Article 24(2) of the Act, notify, in writing, the person subject to such penalty of the type of the offense, the amount of penalty imposed, etc.

(2)	A person receiving a notification under paragraph (1) shall pay the penalty imposed to a receiving agency designated by the Korea Communications Commission within 20 days from the date of receiving such notification; provided that, where the person is unable to pay the penalty imposed within such period due to a natural disaster or other unavoidable circumstances, the person shall pay the penalty imposed within 7 days from the date on which said reason ceases to exist.

(3)	A receiving agency in receipt of a payment of penalty under paragraph (2) shall issue a receipt thereof to the person who paid the penalty.

(4)	A receiving agency in receipt of a payment of penalty shall notify the Korea Communications Commission thereof without delay.

(5)	Penalties may not be paid in installments.

Article 23 (Preparing Design Drawings)

(1)	Design drawings under Article 25(3) of the Act shall be prepared by persons falling under any of the following:

1.	a proprietor of engineering activities in the field of communications or information processing pursuant to the Engineering Technology Promotion Act, or a proprietor of engineering activities or professional engineer in the field of communications or information processing whose office is registered pursuant to the Professional Engineers Act; or

2.	an information or communications technician engaged in technical activities pursuant to subparagraph 1 of Table 2 attached to the Enforcement Decree of the Information and Communication Work Business Act.

(2)	The Korea Communications Commission may separately determine, and issue public notification concerning, the scope of construction work for telecommunications facilities and equipment installation that may only be designed by persons falling under subparagraph 1 of paragraph (1).

Article 24 (Certificate)

Details concerning the certificate referred to in Article 25(7) of the Act shall be prescribed under the Korea Communications Commission Rule.

Article 25 (Management Rules)

Matters to be determined under the management rules for telecommunications facilities and equipment pursuant to Article 26 of the Act are as follows:

1.	composition, duties and limited liabilities of telecommunications facilities and equipment management structure;

2.	installation, testing, operation, inspection, maintenance and repair of telecommunications facilities and equipment;

3.	procedures and countermeasures in the event telecommunications facilities and equipment are experiencing trouble;

4.	measures for protecting communication secrets of users of telecommunications facilities and equipment; and

5.	other matters necessary for secure and reliable provision of telecommunications facilities and equipment.

Article 26 (Facilities Entitled to Securing Pipeline Ways)

The term “other facilities or housing sites as determined by the Enforcement Decree” in Article 30-2(1)8 of the Act means any of the following facilities, etc.: <Amended by Enforcement Decree No. 21835 of Nov. 20, 2009>

1.	passenger transport terminals under the Passenger Transport Service Act;

2.	freight terminals under the Goods Distribution Promotion Act;

3.	complexes for the cooperating business of small and medium enterprises created under the Small and Medium Enterprises Promotion Act;

4.	distribution complexes developed under the Promotion of Distribution Complex Development Act;

5.	tourist resorts or sightseeing complexes created under the Tourism Promotion Act; and

6.	sewage culverts under the Sewerage Act.

Article 27 (Conciliation on Securing Pipeline Ways)

(1)	When asked for conciliation pursuant to Article 30-2(5) of the Act and preparing a draft conciliation thereafter, the Korea Communications Commission shall be advised by the head of the related administrative agency and the parties concerned.

(2)	In the event the Korea Communications Commission prepares a draft conciliation under paragraph (1), it shall notify the parties concerned and may recommend acceptance thereof by specifying a period of not less than 30 days.

(3)	Where the draft conciliation under paragraph (2) is accepted by the parties concerned, the Korea Communications Commission shall prepare a draft conciliation indicating each of the following and have the parties concerned sign and affix their seal to it:

1.	case reference;

2.	names and addresses of the parties concerned, appointed parties or agents;

3.	purpose of the request for conciliation;

4.	conciliation provisions; and

5.	date of preparation.

Article 28 (Integrated Operation of Telecommunications Facilities and Equipment, etc.)

“Where it is necessary for an efficient management and operation of telecommunications facilities and equipment” in Article 31(1) of the Act shall mean where it is necessary to prevent overlapping investment of telecommunications facilities and equipment through an efficient management and operation of such telecommunications facilities and equipment.

Article 29 (Selection of Integrated Operation Communications Business Operators)

(1)	In selecting, under Article 31(1) of the Act, key communications business operators who are capable of operating telecommunication facilities and equipment, etc. in an integrated manner, the Korea Communications Commission shall examine matters falling under each of the following and select such operators from among key communications business operators who render telecommunications service in areas or their adjacent areas where telecommunications facilities and equipment subject to the integrated operation are installed:

1.	manpower and organizations of the key communication business operators;

2.	facilities and equipment in possession of the key communication business operators;

3.	technical levels of the key communication business operators; and

4.	financial structure of the key communication business operators.

(2)	The Korea Communications Commission shall, where it intends to select operators of integrated operation communications business under Article 31 (1) of the Act, go through in advance deliberation of the Information and Communications Policy Deliberation Council (the “Council”) pursuant to Article 44-2(1) of the Act.

Article 30 (Matters to be Included in Integrated Operation Plan)

“Other matters prescribed under the Enforcement Decree of the Act” in Article 31(3)3 of the Act means each of the following:

1.	matters concerning charges for integrated telecommunications facilities and equipment; and

2.	matters concerning workers who operate integrated telecommunications facilities and equipment.

Article 31 (Purchase of Telecommunications Facilities and Equipment, etc.)

(1)	Sales price of telecommunications facilities and equipment, etc. under Article 32(2) of the Act shall be calculated based on the appraised value of certified public appraisers under the Public Notice of Values and Appraisal of Real Estate Act; provided that, if it is not easy to obtain a certified public appraiser’s appraisal, sales price may be calculated through consultation among the parties concerned.

(2)	Matters concerning the sales procedure of telecommunications facilities and equipment, etc. and the payment method of the sales price under Article 32(2) of the Act shall be determined through consultation among the parties concerned.

Article 32 (Disposal and Collection of Telecommunications Machinery and Materials)

Any order by the Korea Communications Commission for the disposal or collection of telecommunications machinery and materials under Article 36(3) of the Act shall be made in writing, and the reason and period for the disposal or collection shall be specified.

CHAPTER IV RULING IN DISPUTES, ETC.

Article 33 (Application for Ruling)

(1)	Any person who wishes to apply for a ruling pursuant to Article 40-2(1) of the Act shall submit to the Korea Communications Commission an application for ruling with each of the following documentation attached thereto; provided that, the documentation set forth in subparagraphs 3-5 shall be applicable only to applications for ruling pursuant to Article 40-2(1)3.

1.	documentation relating to the summary of the application for ruling;

2.	documentation relating to the results of consultation among the parties concerned;

3.	copy of the Accord;

4.	documentation relating to the amounts due or payable and the computation method thereof; and

5.	drawings indicating provision, common use or interconnection of telecommunications facilities and equipment, or a summary of information provided.

(2)	In the event any of the following is discovered as a result of examination of the documentation under paragraph (2), the Korea Communications Commission may request supplementation thereto within a period reasonably fixed:

1.	where any of the attachments is incomplete; or

2.	where the contents of the application or attachments are unclear.

(3)	In the event an applicant fails to comply, within the time period prescribed in paragraph (2), with a supplementation request made by the Korea Communications Commission, the Korea Communications Commission shall return all the relevant application materials to such applicant, clearly indicating the reason for the return.

Article 34 (Period for Ruling)

(1)	The Korea Communications Commission shall make a ruling within 60 days after it receives an application for a ruling under Article 40-2 of the Act.

(2)	In the event the Korea Communications Commission fails to make a ruling within the fixed period under paragraph (1) due to an unavoidable circumstance, a period for the ruling may be extended, only once, for not more than 30 days by the resolution of the Korea Communications Commission.

Article 35 (Ruling)

(1)	Rulings of the Korea Communications Commission shall be in writing.

(2)	Rulings provided under paragraph (1) shall specify an order, the reason of order, and date of decision, and the chairman, and officials presented in the meeting shall sign or seal the ruling and send it to parties concerned.

Article 36 (Composition of Information and Communications Policy Deliberation Council, etc.)

(1)	The Council prescribed under Article 44-2 of the Act shall be composed of not more than 20 members including one chairman.

(2)	The chairman and members of the Council shall be appointed or commissioned by the Commissioner of the Korea Communications Commission among those falling under any of the following:

1.	public officials of Grade III or higher, or equivalent to Grade III or higher of related administrative agencies( including public officials of high ranking or Grade);

2.	persons in charge of lecture and research on the information and communications-related fields at universities or research institutes under the Higher Education Act;

3.	representatives of information and communications-related organizations or agencies, or persons who have been or were in office as executive officers of information and communications-related enterprises for not less than 5 years;

4.	persons with a significant amount of knowledge and experience in information and communications; or

5.	persons recommended by civil organizations (referring to nonprofit non-governmental organizations under Article 2 of the Assistance for Nonprofit Non-Governmental Organizations Act).

(3)	The terms of office for members shall be two years after which time they may be reappointed; provided that, the term of office for any member who is appointed or commissioned after the decision of his position shall be the period for which he holds such position.

Article 37 (Duties of Chairman)

(1)	The chairman shall exercise overall control over the affairs and represent the Council.

(2)	Where the chairman is unable to discharge his duties due to compelling reasons, a member appointed in advance by the chairman shall act as chairman on his behalf.

Article 38 (Meetings of the Council)

(1)	The chairman shall convene a meeting of the Council and shall preside over it.

(2)	Decisions of a meeting of the Council shall be taken by a majority of all the members attending and by affirmative vote of a majority of members present.

(3)	Where deemed necessary, the Council may be advised by the related public officials or related experts.

Article 39 (Secretary of Information and Communications Policy Deliberation Council)

The Council shall have a secretary to handle the affairs of the Council, and the secretary shall be appointed by the Commissioner of Korea Communications Commission from among the public officials belonging to the Korea Communications Commission.

Article 40 (Subcommissions)

The Council may have subcommissions where the matters which the Korea Communications Commission submits for deliberation need a technical review.

Article 41 (Allowance)

The members who attend the Council or subcommissions shall be paid an allowance within the limits of the budget; provided that, such allowance shall not be applicable where the members who are public officials attend it in direct connection with their duties as public officials.

Article 42 (Detailed Operational Regulations)

Except those prescribed under this Enforcement Decree, any matter necessary for operation of the Council and composition and operation etc. of subcommissions shall be determined by the chairman through a resolution of the Council.

CHAPTER V CONTROL OF COMMUNICATIONS DISASTERS

Article 43 (Major Key Communications Business Operators)

Major key communications business operators under Article 44-3(1) of the Act (the “Major Key Communications Business Operators”) shall be (i) key communications business operators providing any of the following services and (ii) either key communications business operators deemed and publicly notified by the Korea Communications Commission to have a great impact on the public interest and national industries, or key communications business operators whose stable provision of services is deemed and publicly notified by the Korea Communications Commission to be especially necessary:

1.	local telephone service;

2.	long distance telephone service;

3.	international telephone service;

4.	high speed internet service; or

5.	among services provided upon being assigned frequencies, a mobile telephone service or a trunked radio system service with at least 100,000 users.

Article 44 (Formulation Procedures for Basic Plan for Communications Disaster Control)

(1)	Pursuant to Article 44-3(3) of the Act, the Korea Communications Commission shall prepare guidelines on formulation of basic plans for communications disaster control for the next fiscal year not later than the end of April each year and notify major key communications business operators thereof.

(2)	Major key communications business operator shall formulate a plan for communications disaster control for the next fiscal year in accordance with the guidelines on formulation under paragraph (1), and submit it to the Korea Communications Commission not later than the end of May each year.

(3)	Pursuant to Article 44-3(5) of the Act, the Korea Communications Commission shall fix the basic plans for communications disaster control for the next fiscal year not later than the end of July each year.

Article 45 (Integrated Management of Telecommunications Facilities and Equipment)

(1)	For the purpose of integrated management of telecommunications facilities and equipment pursuant to Article 44-4(1) of the Act, the Korea Communications Commission may order key communications business operators and holders of private telecommunications facilities and equipment to exchange with each other information on the facilities and equipment they operate or own, or order a professional institution designated by the Korea Communications Commission to establish a database of such information and share the database with the Korea Communications Commission.

(2)	A key communications business operator may, where integrated management of telecommunications facilities and equipment pursuant to Article 44-4(1) of the Act is needed, make a request for such integrated management to another key communications business operator or a holder of private telecommunications facilities and equipment, and the entity or person so requested shall oblige such request barring any particular circumstances.

(3)	A key communications business operator may request conciliation by the Korea Communications Commission in the event another key communications business operator or a holder of private telecommunications facilities and equipment does not oblige its request under paragraph (2) for integrated management.

(4)	The Korea Communications Commission may, either upon receiving request for conciliation or by its authority, order integrated management of telecommunications facilities and equipment against a key communications business operator or a holder of private telecommunications facilities and equipment.

Article 46 (Organization and Operation of Communications Disaster Control Committee)

(1)	Vice Ministers of related central administrative agencies who are to become the members of the Communications Disaster Control Committee (hereinafter referred to as the “Committee”) under Article 44-5 (3) of the Act, shall be the Administrator of the National Emergency Management Agency, Vice Minister of National Defense, Deputy Director of the National Intelligence Service, and Vice Ministers of related administrative agencies which are deemed necessary by the Chairman.

(2)	The Chairman shall convene a meeting of the Committee and preside over it.

(3)	If the Chairman is unable to perform his duties due to any inevitable reasons, a member shall act on behalf of the Chairman in the order of members nominated by the Chairman.

(4)	Where the Chairman intends to convene a meeting of the Committee, he shall notify each member, in writing or by an electronic document, of the date and time, venue and agenda of the meeting not later than 7 days before an opening of the meeting: Provided, That the same shall not apply to the case where it is a matter of urgency or there exist inevitable causes.

(5)	The Committee shall resolve by the attendance of a majority of all incumbent members, and by the consent of a majority of those present.

(6)	The Committee may hear the opinions of the related public officials or the related specialists in case where it is deemed necessary.

(7)	The Committee shall have an executive secretary to deal with its affairs, and he shall be nominated by the Chairman from among the public officials belonging to the Korea Communications Commission.

Article 47 (Organization and Operation of Working Committees)

(1)	Working committees established within the Committee under Article 44-5(4) of the Act shall consist of 15 working members or less, including one chairman of working committee.

(2)	The chairman of working committee shall be the emergency strategist of the Korea Communications Commission, and the working members shall be the persons falling under each of the following:

1.	each one of persons designated by the head of relevant institution, from among the public officials of Grade IV or those corresponding thereto, who belong to the central administrative agencies whereto the members under Article 46(1) hereof belong, and to the related administrative agencies deemed necessary by the chairman of working committee; and

2.	person who is commissioned by the chairman of working committee among the persons falling under any of the following items:

(a)	person in charge of the duties concerning communications disaster, from among the employees of a major key communications business operator and of the electric communications business operators’ organization; and
(b)	person who has much knowledge of, and experiences in, communications disaster control.

(3)	The chairman of working committee shall convene a meeting of the said committee, and preside over it.

(4)	The working committee shall have an executive secretary to deal with its affairs, and the executive secretary shall be appointed by the Commissioner of the Korea Communications Commission among the public officials belonging to the Korea Communications Commission.

(5)	The working committee shall examine and deliberate on the cases referred to the Committee, and on the items delegated by the Committee or directed by the Chairman of the Committee.

Article 48 (Allowances)

Allowances may be paid within the limit of budgets to the members or the working members who have attended a meeting of the Committee or the working committees; provided that, the same shall not apply to the case where the members or the working members who are the public officials attend in direct relations with their competent duties.

Article 49 (Detailed Operational Rules)

Except as prescribed under this Enforcement Decree, matters necessary for an organization and operation, etc. of the Committee shall be determined by the Chairman after going through a resolution by the Committee, and matters necessary for an organization and operation, etc. of the working committee shall be determined by the chairman of working committee after going through a resolution by the working committee, respectively.

Article 50 (Report on Communications Disasters)

Pursuant to Articles 44-7 and 44-8(4) of the Act, the Major Key Communications Business Operators shall, upon occurrence of a communications disaster and until such disaster has been fully contained, report, from time to time, on any damages incurred, present recovery status, countermeasures, etc. to the Korea Communications Commission or the communications disaster countermeasure headquarters under Article 44-8 of the Act (the “Countermeasure Headquarters”)

Article 51 (Organization and Operation of Countermeasure Headquarters)

(1)	The Countermeasure Headquarters shall consist of public officials belonging to the central administrative agency and the employees belonging to the major key communications business operator, who are directly related with a restoration of communications disaster.

(2)	The Korea Communications Commission shall determine in advance an organizing method of the countermeasure headquarters, so as to enable to swiftly cope with the communications disaster, and to notify it to the head of central administrative agency and the major key communications business operator whereto belong the constituent members of the countermeasure headquarters under paragraph (1).

(3)	The head of countermeasure headquarters shall represent the said headquarters and exercise overall control of the affairs falling under any of the following:

1.	direction and control of the mobilization of materials for an urgent restoration and the restoration activities by the major key communications business operator;

2.	establishment of the countermeasures for efficient urgent restoration activities, such as a setting-up of the urgent restoration systems and a sharing of roles between the major key communications business operators, etc.;

3.	support to the communications in the communications disaster areas; and

4.	other matters deemed necessary by the head of countermeasure headquarters.

(4)	The head of countermeasure headquarters may request the major key communications business operators to dispatch their employees, in order to efficiently operate the countermeasure headquarters. In this case, any major key communications business operator in receipt of a request for dispatching his employees shall comply with it unless there exist any special grounds.

(5)	Except as otherwise prescribed in this Enforcement Decree, the matters necessary for organization and operation of the countermeasure headquarters shall be determined by the head of countermeasure headquarters.

CHAPTER VI SUPPLEMENTARY PROVISIONS

Article 52 (Procedures for Stating Opinions)

(1)	If the Korea Communications Commission intends to give an opportunity to state opinion under Article 40-2(2) of the Act, it shall notify the person concerned or the person’s representative not later than ten days before the fixed date for stating opinion.

(2)	The person or the person’s representative notified under paragraph (1) may present oneself on the date fixed, and state or submit in writing one’s opinion.

(3)	When the person concerned or the person’s representative present oneself and state one’s opinion under paragraph (2), public officials concerned shall prepare a written abstract thereof and have the subject person confirm it and affix signature and seal thereto.

(4)	Notification under paragraph (1) shall specify that the subject person will be deemed to have no opinion in the absence of an oral or a written statement of opinion without a compelling reason.

Article 53 (Report on, and Inspection of, Telecommunications Facilities and Equipment)

“As prescribed under the Enforcement Decree of the Act” in Article 45(1) of the Act means any of the following:

1.	where necessary for the establishment or enforcement of policies relating to telecommunications;

2.	where necessary in order to verify the propriety of installation or management of telecommunications facilities and equipment; or

3.	where necessary for securing stable communication during a state emergency or disaster.

Article 54 (Delegation and Commission of Powers)

(1)	Pursuant to Article 46(1) of the Act, the Korea Communications Commission shall delegate each of the following authorities to the director general of the Radio Research Laboratory:

1.	form approval of telecommunications machinery and materials under Article 33(1) of the Act;

2.	designation, inspection, cancellation, suspension of business and supervision of designated testing institutions under Article 33-2 of the Act;

3.	termination of form approval under Article 34-2 of the Act;

4.	revocation of form approval, suspension of product manufacturing or taking other necessary measures under Article 35(1) of the Act;

5.	affairs concerning investigation and testing of telecommunications machinery and materials under Article 36(2) of the Act (applicable only to telecommunications machinery and materials for which form approval has been granted under the text of Article 33(1) of the Act);

6.	order for destruction or removal of telecommunications machinery and materials under Article 36(3) of the Act (applicable only to telecommunications machinery and materials for which a sign of form approval has not been marked in contravention of the provisions of Article 33(4) of the Act, or which have been judged inferior in quality after investigation and testing under Article 36(2) of the Act);

7.	hearing under Article 45-2 of the Act; and

8.	imposition or collection of a fine for negligence, pursuant to Article 53(2) of the Act, on and from any person who falls under Article 53(1) 6, 7 or 8 of the Act (applicable only to any person who has rejected, hindered or dodged investigation or testing of telecommunications machinery and materials to which form approval has been granted under the text of Article 33(1) of the Act).

(2)	The Korea Communications Commission shall delegate the following authorities to the Director General of the Central Radio Management Office under Article 46(1) of the Act: <Amended, Jul. 3, 2008>

1.	acceptance of reports on the installation of private telecommunications facilities and equipment, and reports on any alteration to the telecommunications facilities and equipment installed, under Article 20(1) of the Act;

2.	verification under Article 20(3) of the Act;

3.	issuance of orders, under Article 22(1) of the Act, against persons who installed private telecommunications facilities and equipment to either engage in a telecommunications business or to connect such private telecommunications facilities and equipment with other telecommunications facilities and equipment;

4.	issuance of correction orders, under Article 23(1) of the Act, against persons who installed private telecommunications facilities and equipment;

5.	issuance of orders, under Article 23(2) and (3) of the Act, to suspend the use of private telecommunications facilities and equipment or to remodel or repair private telecommunications facilities and equipment;

6.	imposition or collection of penalties under Article 24 of the Act;

7.	examination or testing of telecommunications facilities and equipment, under Article 25(5) of the Act, in order to verify whether they conform to the technical standards;

8.	measures necessary, under Article 27 of the Act, to correct persons who installed telecommunications facilities and equipment or for other purposes;

9.	investigation of telecommunications machinery and materials under Article 36(2) of the Act (applicable only to telecommunications machinery and materials for which form approval has not been granted in contravention of the text of Article 33(1) of the Act);

10.	issuance of orders to destruct or remove telecommunications machinery and materials under Article 36(3) of the Act (applicable only to telecommunications machinery and materials for which form approval has not been granted in contravention of the text of Article 33(1) of the Act);

11.	acceptance and inspection of reports with respect to persons who install telecommunications facilities and equipment under Article 45(1) of the Act;

12.	issuance of orders to eliminate illegal telecommunication facilities and equipment and taking other measures necessary therefor under Article 45(2) of the Act; and

13.	imposition or collection of a fine for negligence, pursuant to Article 53(2) of the Act, on and from any person who falls under Article 53(1)1-5, 8, 9 or 10 of the Act (applicable only to any person who has rejected, hindered or dodged investigation of telecommunications machinery and materials to which form approval has not been granted in contravention of the text of Article 33(1) of the Act).

Article 54-2 (Review of Regulations)

The Ministry of Knowledge Economy shall review the appropriateness of the standards for calculating, reducing and increasing contribution amount by December 31, 2012 to determine whether to abolish, relax or maintain them.

[This Article Newly Inserted by Act No. 21626, JUL. 7, 2009]

Article 55 (Fines for Negligence)

(1)	When the Korea Communications Commission imposes a fine for negligence under Article 53(2) of the Act, it shall, upon investigation and verification of the subject offense, notify, in writing, the person subject to such fine to pay it, specifying the details of the subject offense and methods of, and period for, raising objection.

(2)	When the Korea Communications Commission intends to impose a fine for negligence under paragraph (1), it shall specify a period of not less than 10 days and give the person subject to such fine an opportunity to state her or his opinion. In such case, it shall be deemed that there is no opinion in the absence of any oral or written opinion presented within the period specified.

(3)	In determining the amount of a fine for negligence, the Korea Communications Commission shall take into account the motive and consequences of the subject offense.

(4)	Fines for negligence shall be collected in accordance with the collection procedures for any income prescribed under the laws relating to the management of national funds, and any payment notice shall include methods of, and period for, objection.

ADDENDA <Enforcement Decree No. 21835, Nov. 22, 2009>

Article 1 (Enforcement Date) This Act shall take effect on November 22, 2009.

Article 2 (Amendments to Other Laws)

<1> through <44> are omitted.

<45> Enforcement Decree of the Telecommunications Basic Law shall be amended as follows:

In Article 26(3), all references to the Promotion of Small and Medium Enterprises and Encouragement of Purchase of their Products Act shall be amended to refer to the Small and Medium Enterprises Promotion Act.

<46> through <64> are omitted.

Article 3 Omitted.